EXHIBIT 99.1

FOR RELEASE AT 8:05AM EASTERN TIME ON FRIDAY, JULY 2, 2004

Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150

Pharmion Corporation Announces Exercise of Over-Allotment Option

     BOULDER, Colo., July 2, 2004 — Pharmion Corporation (Nasdaq: PHRM) announced today that the underwriters of its previously announced offering of common stock have exercised in full their over-allotment option and agreed to purchase an additional 690,000 shares of common stock. The shares of common stock will sold to the public at a price of $48.00 per share. After giving effect to the exercise of the over-allotment option, the underwriters have agreed to purchase a total of 5,290,000 shares of Pharmion’s common stock.

The underwriters of the offering are Morgan Stanley & Co. Incorporated, acting as book-runner and lead manager, with Pacific Growth Equities, LLC, J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. acting as co-managers. A copy of the final prospectus relating to the offering may be obtained from Morgan Stanley’s prospectus department at 1585 Broadway, New York, NY 10036-8200, (212) 761-6775.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Pharmion:

Pharmion is focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the status and timing of regulatory approvals for Thalidomide Pharmion 50mg and, outside the U.S., for Vidaza; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; acceptance and demand for new pharmaceutical products and new therapies, uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to develop and commercialize additional pharmaceutical products; fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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